Exhibit 21

Subsidiaries of Howard Bancorp, Inc.

Name:	State of Organization:

Howard Bank	Maryland

Subsidiaries of Howard Bank

Name:	State of Organization:

HB Real Estate Holdings, LLC	Maryland
University Boulevard I, LLC	Maryland
University Boulevard II, LLC	Maryland
Prime Business Leasing, Inc.	Maryland
301 South Dupont Hwy., LLC	Delaware
Canton Crossing II, LLC	Maryland
FM Appraisals, LLC	Maryland
Compass Properties, Inc.	Maryland
Compass Point Properties, LLC	Delaware

Subsidiaries of Compass Properties, Inc.

Name:	State of Organization:

Compass Properties, LLC	Delaware

Subsidiaries of Compass Properties, LLC

Name:	State of Organization:

Turkey Point, LLC	Delaware